                                                                    EXHIBIT 99.2


[LYONDELL LOGO]                                                 NEWS RELEASE


For information, contact:
Media - Anne M. Knisely (713) 309-2643
Investors - Patrick Quarles (713) 309-7141             FOR IMMEDIATE RELEASE


                 LYONDELL COMPLETES $393 MILLION NOTE OFFERING

   HOUSTON, Dec. 4, 2001 - Lyondell Chemical Company (NYSE: LYO) today completed its previously announced issuance of new senior secured notes. Under the final terms of the financing, Lyondell issued $393 million of 9 1/2% senior secured notes due Dec. 15, 2008. Proceeds are being used to prepay approximately $384 million of the approximately $1 billion of outstanding term loans under Lyondell's credit facility.

   The senior secured notes have been offered only to qualified institutional buyers and other eligible purchasers. The senior secured notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

                                      ###

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, future global economic conditions, technological developments, availability of capital markets, industry production capacity and operating rates, the supply/demand balance for Lyondell's and its joint ventures' products, competitive products and pricing pressures, further increases in raw material and/or energy costs, changes in governmental regulations and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission in March 2001, and Lyondell's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed in November 2001.